HIVE

November 12, 2018

**Personal & Confidential**

Darcy G. Daubaras, CPA, CA; CPA (Illinois)
956 E 21st Street
North Vancouver, BC
V7J 1N9

Dear Darcy,

We are very pleased to offer you employment with HIVE Blockchain Technologies Ltd. (**"HIVE"** or the **"Company"**) as Chief Financial Officer, on the terms set forth in this letter, beginning on October 1, 2018 (**"Start Date"**) or as may be agreed sooner. You will receive the benefit of, and will be required to familiarize yourself abide by the policies and procedures established by the Company, and these policies and procedures are subject to change at the Company's sole discretion.

1. Salary. Beginning on your Start Date, you will be paid a salary of CAD$15,000 per month (less applicable tax and other withholdings) to be paid in accordance with the Company's normal payroll procedures.

2. Stock Option Plan. Subject to the approval of the Company's Board of Directors, and upon execution of a separate option agreement, you will be granted 500,000 stock options, which shall be governed by the Company's stock option plan, and subject to the following vesting provisions:
   - 50% will vest at the end of your first employment year; and
   - The remaining 50% will vest in equal quarterly instalments over your second employment year.

3. Full time commitment. You agree that this is a full-time commitment and you will not accept any other employment or contract engagements without the written permission of HIVE. This will not preclude you from spending time volunteering for any non-profit organization.

4. Vacation. For your first year of employment, you are entitled to 15 days paid vacation. For your second year of employment, you are entitled to 20 days paid vacation, and for your third year of employment you will be entitled to 25 days of paid vacation. Unless advised otherwise, three of these vacation days must be taken between Boxing Day and New Year's

Day, as we close the office during this period. Any vacation pay will be paid on your regularly scheduled paydays while you are on vacation.

5. Duties. You will report to me, the Interim Executive Chairman, and shall have such duties and responsibilities normally associated with the position of Chief Financial Officer, as well as such other related duties and responsibilities as are delegated to you by me, the Interim Executive Chairman, provided that such other related duties and responsibilities are consistent with your position as Chief Financial Officer (your "**Duties and Responsibilities**").

6. Hours of Work. Your hours of work may vary and will be those necessary to fulfill the duties and responsibilities of your position as Chief Financial Officer of the Company. You acknowledge and agree that your salary is your compensation for all hours worked and that as you are employed in a management capacity you are not entitled to statutory holiday pay or overtime pay.

7. Service. At all times during your employment, you will well and faithfully serve, act in and promote the best interests of the Company and comply with all of the terms of this Agreement.

8. Resignation. You may terminate your employment with us by giving at least thirty (30) days advance notice in writing to us.

9. Termination. Your employment with the Company may be terminated without cause by providing you with one month salary for every full year of employment. If you have taken more than your allotted vacation time, the Company shall be entitled to deduct any excess vacation payments from your pay during the notice period. Your employment with the Company may be terminated for cause at any time without notice. In this Agreement, "Cause" shall mean any of the following:

(a) The commission of theft, embezzlement, fraud, obtaining funds or property under false pretences or similar acts of misconduct by you with respect to the property of the Company and/or its employees, customers or suppliers;

(b) Your entering of a guilty plea or conviction for any crime involving fraud, misrepresentation or breach of trust, or for any material and/or wilful violation of law or regulation applicable to the business of the Company, including without limitation, any criminal offence, that adversely impacts or reflects upon the Company and/or disqualifies you to hold your office by law or regulation;

(c) Your material breach of this Agreement, including without limitation your continual or deliberate neglect of the performance of your material duties hereunder, your material breach of your representations and warranties hereunder, and/or your failure to devote substantially all of your working time to the business and affairs of the Company;

(d) Your willful breach of the Confidential Information provisions of this Agreement, or the insider tradition provisions of applicable securities laws or your violation, in any material

respect, of any other guidelines and/or restrictions generally applicable to employees and/or executive employees of the Company;

(e) Your negligence, wilful misconduct and/or reckless acts in the performance of your duties hereunder which has caused or is likely to cause material harm or damage to the Company;

(f) Your failure to disclose, wilfully, intentionally and in bad faith material information or providing materially false or misleading information about the condition of the Company and such non-disclosure has or is likely to have a material adverse effect on the Company; and

(g) Any other matter constituting just cause at common law or in equity.

10. Change of Control. If within 12 months following a Change in Control, the (i) Company terminates the your employment with the Company other than for Cause, or (ii) you resign from your employment with the Company for Good Reason, the Company shall (a) pay you a lump sum equal to six months of your salary; and (b) cause all stock options granted to you to immediately accelerate, vest, and become fully exercisable. For the purposes herein:

"Change in Control" of the Company means:

i. a reorganization, amalgamation, merger, plan of arrangement, business combination, takeover, reverse takeover or other similar transaction, in which the person or persons who were holders of all issued and outstanding common shares of the Company immediately prior to such reorganization, amalgamation, merger, plan of arrangement, business combination, takeover, reverse takeover or other similar transaction, do not, following such reorganization, amalgamation, merger, plan of arrangement, business combination, takeover, reverse takeover or other similar transaction, beneficially own, directly or indirectly, more than fifty percent (50%) of the voting securities of the resulting entity on a fully-diluted basis; or

ii. the acquisition hereafter, by whatever means, of beneficial ownership or control of more than fifty percent (50%) in aggregate of all issued and outstanding common shares of the Company (on a fully-diluted basis) by any person or persons acting in concert; or

iii. the sale or other disposition of all or substantially all of the assets of the Company to any person or persons.

"Good Reason" means, without your written consent:

i. a substantial reduction of your duties, title, authority or responsibilities relative to your duties, title, authority or responsibilities as in effect immediately prior to such reduction;

ii. a substantial reduction of the facilities and perquisites available to you immediately prior to such reduction;

iii. a substantial reduction in your salary as in effect immediately prior to such reduction;

iv. a material reduction in the kind or level of benefits to which you were entitled immediately prior to such reduction with the result that your overall benefits package is significantly reduced; or

v. the transfer or reassignment by the Company of your principle place of employment to a facility or a location outside of British Columbia.

Notwithstanding the foregoing, Good Reason shall not exist based on the conduct described above unless you first provide the Company with written notice specifying the particulars of the conduct constituting Good Reason, and the conduct described (if reasonably susceptible of cure) has not been cured within thirty (30) days following receipt by the Company of such notice.

11. Reimbursement of Reasonable Expenses. The Company will reimburse you for all reasonable expenses incurred by you in connection with your performance of your Duties and Responsibilities according to policies established by the Company from time to time. You will need to provide the Company with receipts supporting your claim for reimbursement.

12. Non Solicitation. You agree you will not hire or otherwise encourage or solicit any of the Company's employees, staff, contractors or consultants to terminate any employment or contract with the Company, nor will you provide any information concerning such persons to any recruiter or prospective employer, provided that nothing in this paragraph will restrict you from hiring persons pursuant to general advertisements or where any individual contacts you on his or her own initiative without any direct or indirect solicitation by, or on behalf of, or encouragement from you.

13. Confidentiality. You acknowledge that as Chief Financial Officer of the Company, you may be provided and have access to confidential and proprietary in formation of the Company, including without limitation information concerning the Company's business, operations, finances, personnel, clients, customers, and information from third parties that the Company is obligated to keep confidential ("**Confidential Information**"). You further acknowledge and agree that Confidential Information whether created or developed by you or the Company, is and shall remain the exclusive property of the Company. You further agree that you will not disclose any such Confidential Information to anyone at any time (while employed by the Company or after your employment with the Company ends for any reason) except as is necessary to properly carry out your duties and responsibilities on behalf of the Company, or except with the prior written consent of the Company, or as required by law.

14. Independent Legal Advice. You acknowledge that you have been provided the full opportunity to obtain independent legal advice before signing this agreement.

15. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia, and the parties agree that all disputes arising hereunder will be referred to and settled by the courts of the Province of British Columbia.

16. Notice. Any notice required to be given under this Agreement will be in writing and may be delivered personally or sent by prepaid registered post addressed to the parties at the above mentioned addresses or at such other address of which notice may be given by such party. Any notice will be deemed to have been received on the date of delivery, if personally delivered, and if mailed as aforesaid then on the third business day following the day of mailing.

17. Entire Agreement. This Agreement contains the entire agreement among the parties pertaining to the subject matter hereof, and supersedes and replaces all previous written and oral agreements among the parties with respect to the subject matter hereof.

18. Severability. If any provision of this Agreement is held to be unenforceable, the remaining provisions of this Agreement will be deemed to be valid and enforceable.

19. Amendment. No amendment of the Agreement nor waiver of any of the terms and provisions hereof will be valid unless effected by a written amendment or waiver signed by both parties and no waiver of any provision of this Agreement shall constitute a general waiver under this Agreement.

If you accept this offer of employment, please sign and date the attached agreements in duplicate, keeping one for your files returning the second to me.

I very much hope this offer is acceptable to you, and would appreciate a reply at your earliest convenience, but no later than ______________________, 2018.

Yours sincerely,

Frank E. Holmes
Interim Executive Chairman

ACKNOWLEDGEMENT and ACCEPTANCE:
I have read and understood the above offer of employment from HIVE Blockchain Technologies Ltd. and hereby accept the position of Chief Financial Officer.

______________________________ November 12, 2018
Darcy G. Daubaras Date